Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated December 19, 2025, with respect to the consolidated balance sheets of Sin Lian Seng Bolts & Nuts Pte Ltd and its subsidiaries as of June 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended June 30, 2025. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ EliteCPA P.C.

New Jersey, The United States of America

July 10, 2026